Exhibit 21.1

List of Subsidiaries of

rYojbaba Co., Ltd.

Entity Name	Place of Organization

Sakai Seikotsuin Nishi Co., Ltd.*	Japan

* 100% owned subsidiary of rYojbaba Co., Ltd.